Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Fiscal 2007 Third-Quarter
Net Earnings Increase More Than 75 Percent

Quarterly Operating Earnings Increase Nearly 60 Percent;
Consolidated Net Sales Increase Nearly 13 Percent

GRAND RAPIDS, MICHIGAN-January 31, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 16-week third quarter ended December 30, 2006.

Third-Quarter Results

Consolidated net sales for the 16-week third quarter increased 12.7 percent to $723.5 million from $642.3 million in last year's third quarter. Net sales increased across both of the Company's business segments due primarily to the acquisition of D&W Food Center stores, comparable store sales growth of 3.2 percent aided by fuel sales, new distribution business and pharmacy sales associated with the Company's recent purchase of pharmacies located within the acquired D&W Food Center stores.

Third-quarter operating earnings increased 59.5 percent to $13.2 million from $8.2 million in the same period last year. The earnings improvement was driven primarily by sales growth, the D&W acquisition and related synergies, and continued operating efficiencies.

"We are pleased to report another quarter of solid sales growth and significantly higher earnings," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "Our third-quarter net sales, operating earnings, and net earnings are at their highest levels in many years. We experienced solid sales growth in both our retail supermarket and distribution businesses despite the unseasonably warm winter weather in our northern Michigan markets and a challenging economic environment."

Earnings from continuing operations for the third quarter were $6.1 million, an increase of 26.9 percent, compared with $4.8 million in the same period last year. Last year's third quarter included net special after-tax benefits of approximately $0.5 million.

Third-quarter net earnings increased 75.6 percent to $5.9 million, or $0.27 per diluted share, from $3.4 million, or $0.16 per diluted share, in the same period last year. The third-quarter net earnings includes a $1.4 million increase in interest expense to $3.9 million from $2.5 million in the corresponding period last year due to higher outstanding borrowings used to fund the Company's acquisitions, as well as interest rate increases. Last year's third-quarter net earnings include the previously mentioned net special after-tax benefits.

Net earnings for the quarter included a ($0.2) million, or ($0.01) per diluted share, loss from discontinued operations compared with a ($1.4) million, or ($0.06) per diluted share, loss from discontinued operations last year. Last year's discontinued operations included a $1.1 million after-tax charge for pension withdrawal liabilities arising from previously closed stores.

Third-quarter gross margin increased 100 basis points to 19.0 percent compared with 18.0 percent in last year's third quarter. The increase was due primarily to a larger concentration of higher margin retail sales as a result of the acquisition of D&W Food Centers and related market synergies, but was partially offset by higher volumes of lower margin fuel center and pharmacy sales.

Third-quarter operating expenses increased to $124.1 million, or 17.1 percent of sales, from $107.5 million, or 16.6 percent of sales in the same quarter last year. The increase in operating expenses as a percentage of sales was due primarily to the higher operating costs associated with the acquired retail operations. Last year's third quarter operating expenses included total net special pretax charges of $0.7 million related to asset impairment and exit costs, residual professional fees associated with the Company's strategic review initiative and a contract dispute resolution, partially offset by a favorable state tax audit adjustment.

Last year's third-quarter other income and expense also includes a $1.4 million gain on the sale of real estate.

Operating Segments

Distribution Segment

Net sales in the distribution segment increased 3.2 percent to $387.0 million from $375.0 million in the same period last year. The sales increase was due to additional distribution customers and an increase in sales to existing customers, partially offset by ending relationships with two unprofitable customers totaling $6.3 million. Annual net sales to these two customers for fiscal 2006 were approximately $19 million, or less than two percent of annual distribution net sales.

Operating earnings for the segment increased 9.1 percent to $7.9 million from $7.3 million in the same period last year due to better fixed cost absorption and efficiencies resulting from higher sales volumes, partially offset by an increase in employee compensation costs.

Retail Segment

Third-quarter retail net sales increased 25.9 percent to $336.6 million from $267.3 million in the same period last year. The sales increase was due primarily to incremental sales from the acquired retail stores and pharmacies, as well as comparable store sales growth of 3.2 percent, partially offset by the closing of two stores in the first quarter and a decline in sales at the Pharm stores. The comparable store sales growth was aided by additional fuel center sales and the closure of competitor retail stores. Excluding fuel center sales, comparable store sales increased 0.6 percent.

Retail operating earnings increased significantly to $5.2 million from $1.0 million in the same period last year. The increase in operating earnings was the result of higher sales volumes in existing stores, the D&W Food Center acquisition and related synergies and operational efficiencies. Last year's third-quarter retail operating earnings included net pretax charges of $0.6 million related to asset impairment and exit costs for closed stores and a contract resolution.

Balance Sheet

Long-term debt at December 30, 2006 (including current maturities) increased to $128.0 million from $65.7 million at March 25, 2006 as a result of borrowings and the assumption of capital leases associated with the D&W Food Centers and pharmacy acquisitions.

Year-to-date net cash provided by operating activities increased 11.3 percent to $36.9 million from $33.2 million in the corresponding period last year. Net cash provided by discontinued operations includes proceeds of $1.5 million related to the third-quarter sale of a previously closed retail store and $3.1 million year-to-date including all discontinued operations asset sales.

Year-To-Date

Consolidated net sales for the 40-week, year-to-date period rose 14.1 percent to $1.8 billion from $1.6 billion in the corresponding period last year. The net sales increase was primarily the result of incremental sales from the D&W acquisition, higher comparable store sales, incremental sales from new distribution customers and increased sales to existing customers. The increase was partially offset by the closing of two retail stores in the first quarter of fiscal 2007, the transitioned distribution business mentioned earlier and the unseasonably warm winter weather in the Company's northern Michigan region during the third quarter.

Year-to-date operating earnings improved 41.6 percent to $37.4 million from $26.4 million in the same period last year. The improvement was primarily the result of higher sales volumes, higher gross profit margins due to a greater mix of more profitable retail sales and synergies resulting from the D&W retail store acquisition. The year-to-date results include pretax charges of $4.5 million for asset impairments and exit costs from two closed retail stores and $1.1 million of previously disclosed training and start-up costs associated with the D&W acquisition. These costs were partially offset by favorable pretax insurance reserve adjustments of $1.3 million recorded in the second quarter. The year-to-date period last year included $1.9 million in pretax charges related to asset impairments and exit costs, residual advisory fees from the conclusion of the Company's strategic review process and a contract dispute resolution, partially offset by a favorable state tax audit adjustment.

Net earnings for the 40-week period increased 39.3 percent to $17.9 million from $12.9 million in the same period last year.

Outlook

"Our business strategies are producing solid financial results in spite of the unseasonably warm weather conditions and the softness in the regional economy we serve," said Mr. Sturken. "We believe our consumer focused distribution business model is amplifying our existing customers' financial performance and strengthening their competitive market position. We also believe that our strong value proposition is gaining the attention of a wider audience of prospective customers.

"In the retail segment, our consumer-centric strategy includes building fuel centers and adding in-store pharmacies, which continue to contribute significantly to our growth. We are moving forward to aggressively integrate and improve the operations at our D&W Fresh Market stores to bring them up to their performance potential and up to our internal performance standards. By fiscal year end, we expect to complete two D&W Fresh Market store remodels and begin a third. We also expect to start construction on a Family Fare replacement store that will include 60 percent more retail square feet and will be our Family Fare prototype store. In addition, we plan to continue prudently seeking available acquisition growth opportunities within our Midwest market.

"As expected, our distribution sales growth has moderated relative to the first half of fiscal 2007," continued Mr. Sturken. "Excluding the effect of the extra week of sales in this 53-week fiscal year, we expect this trend to continue in the fourth quarter as we cycle new business gained last year. However, we remain confident in our ability to attract new customers, increase sales penetration with existing customers and to capitalize on consolidation or other business opportunities arising from the current dynamics in the grocery distribution industry.

"Excluding the extra week of sales this year, in the retail division we continue to expect fourth-quarter comparable store sales growth to be in the low single digit range," said Mr. Sturken. "We expect to achieve this sales growth despite the soft regional economy and competitive retail store openings currently affecting our Pharm stores.

"We expect fourth quarter earnings to improve compared with the prior year period, despite the favorable items included in last year's fourth quarter, as gross margin rates benefit from a greater mix of higher margin retail sales and as operational efficiencies are realized from the acquisition. As a percentage of sales, we expect selling, general and administrative expense for the fourth quarter to be higher than last year due to the higher mix of retail sales and higher employee compensation costs, but the increase will be partially offset by better fixed cost absorption.

"We expect capital expenditures for fiscal 2007 to range from $31 million to $33 million, depreciation and amortization to range from $21 million to $23 million, with interest expense of approximately $13 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's third-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 1, 2007. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. The discussion under the heading "Outlook" is entirely forward-looking. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, control expenses, realize efficiencies, implement plans and strategies, strengthen our customers' position and performance, identify and successfully execute on future acquisition opportunities, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about risk factors that may cause actual performance to be inconsistent with these forward-looking statements is contained in Spartan Stores' Form 10-K Annual Report, Form 10-Q Quarter Report and other reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Dec. 30, 2006	(16 weeks) Dec. 31, 2005	(40 weeks) Dec. 30, 2006	(40 weeks) Dec. 31, 2005

Net sales	$723,547	$642,274	$1,810,947	$1,587,135
Cost of sales	586,320	526,530	1,458,245	1,292,038
Gross margin	137,227	115,744	352,702	295,097

Operating expenses
Selling, general and administrative	117,828	100,773	294,541	252,183
Provision for asset impairment and exit costs	-	787	4,464	1,057
Depreciation and amortization	6,246	5,939	16,257	15,408
Total operating expenses	124,074	107,499	315,262	268,648

Operating earnings	13,153	8,245	37,440	26,449

Other income and expenses
Interest expense	3,920	2,538	9,729	6,070
Other, net	(27)	(1,414)	(113)	(1,506)
Total other income and expenses	3,893	1,124	9,616	4,564

Earnings before income taxes and discontinued
operations	9,260	7,121	27,824	21,885
Income taxes	3,208	2,351	9,706	7,232

Earnings from continuing operations	6,052	4,770	18,118	14,653

Loss from discontinued operations, net of taxes	(158)	(1,413)	(201)	(1,791)

Net earnings	$5,894	$3,357	$17,917	$12,862

Basic earnings (loss) per share:
Earnings from continuing operations	$0.29	$0.23	$0.87	$0.71
Loss from discontinued operations	(0.01)	(0.07)	(0.01)	(0.09)
Net earnings	$0.28	$0.16	$0.86	$0.62

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.28	$0.22	$0.85	$0.69
Loss from discontinued operations	(0.01)	(0.06)	(0.01)	(0.09)
Net earnings	$0.27	$0.16	$0.84	$0.60

Weighted average number of shares outstanding:
Basic	21,014	20,812	20,859	20,758
Diluted	21,455	21,321	21,260	21,330

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 30, 2006	March 25, 2006
ASSETS
Current assets
Cash and cash equivalents	$13,160	$7,655
Accounts receivable, net	43,862	45,280
Inventories	118,145	95,892
Other current assets	16,564	12,234
Property and equipment held for sale	3,418	6,634
Total current assets	195,149	167,695

Other assets
Goodwill	142,440	72,555
Deferred taxes on income	-	9,061
Other, net	16,899	14,108
Total other assets	159,339	95,724
Property and equipment, net	141,311	115,178
Total assets	$495,799	$378,597

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$96,411	$90,992
Accrued payroll and benefits	31,008	29,423
Other accrued expenses	21,130	18,356
Current portion of exit costs	8,111	6,513
Current maturities of long-term debt and capital lease
obligations	5,216	1,675
Total current liabilities	161,876	146,959

Long-term liabilities
Other long-term liabilities	19,848	13,402
Exit costs	26,053	8,804
Long-term debt and capital lease obligations	122,822	64,015
Total long-term liabilities	168,723	86,221

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 21,616 and 21,023 shares outstanding	125,468	123,256
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	-	(2,873)
Accumulated other comprehensive loss	(276)	(276)
Retained earnings	40,008	25,310
Total shareholders' equity	165,200	145,417
Total liabilities and shareholders' equity	$495,799	$378,597

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(40 weeks) Dec. 30, 2006	(40 weeks) Dec. 31, 2005
Net cash provided by operating activities	$36,936	$33,174

Net cash used in investing activities	(73,301)	(14,765)

Net cash provided by (used in) financing activities	41,129	(17,540)

Net cash provided by (used in) discontinued operations	741	(3,967)

Net increase (decrease) in cash and cash equivalents	5,505	(3,098)

Cash and cash equivalents at beginning of period	7,655	14,880

Cash and cash equivalents at end of period	$13,160	$11,782

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Dec. 30, 2006	(16 weeks) Dec. 31, 2005	(40 weeks) Dec. 30, 2006	(40 weeks) Dec. 31, 2005
Retail Segment:

Net Sales	$336,551	$267,251	$866,627	$691,725
Operating Earnings	$5,241	$994	$16,169	$10,035

Distribution Segment:

Net Sales	$386,996	$375,023	$944,320	$895,410
Operating Earnings	$7,912	$7,251	$21,271	$16,414

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Third Quarter Ended (16 weeks)		Year-to-Date (40 weeks)
	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005
Retail Segment:
Operating earnings	$5,241	$994	$16,169	$10,035
Plus:
Depreciation and amortization	4,147	3,519	10,304	9,074
Provision for asset impairments and exit costs	-	450	4,464	720
Michigan Single Business Tax expense	99	64	265	163
Other non-cash charges	255	348	742	716
EBITDA	$9,742	$5,375	$31,944	$20,708

Distribution Segment:
Operating earnings	$7,912	$7,251	$21,271	$16,414
Plus:
Depreciation and amortization	2,099	2,420	5,953	6,334
Provision for asset impairments and exit costs	-	337	-	337
Michigan Single Business Tax expense	225	16	1,001	759
Other non-cash charges	712	553	2,028	1,215
EBITDA	$10,948	$10,577	$30,253	$25,059

Consolidated:
Operating earnings	$13,153	$8,245	$37,440	$26,449
Plus:
Depreciation and amortization	6,246	5,939	16,257	15,408
Provision for asset impairments and exit costs	-	787	4,464	1,057
Michigan Single Business Tax expense	324	80	1,266	922
Other non-cash charges	967	901	2,770	1,931
EBITDA	$20,690	$15,952	$62,197	$45,767

Notes: EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.